UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 21, 2009

Teton Energy Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31679	84-1482290
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 17th Street - Suite 1600 North, Denver, Colorado		80202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	303-565-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 21, 2009, Teton Energy Corporation ("Teton" or the "Company") entered into a Second Amendment to the Second Amended and Restated Credit Agreement (the "Amended Credit Facility") with JPMorgan Chase Bank, N.A. ("JPMorgan Chase"), as administrative agent.

The Amended Credit Facility decreases the Company’s pre-existing borrowing capacity from $32.5 million to $20 million, as was previously disclosed in the Company's Current Report on Form 8-K filed on May 22, 2009. The next redetermination of the borrowing base is scheduled for August 1, 2009.

Under the terms of the Amended Credit Facility, the alternate base rate has been revised to mean, on any day, a rate per annum equal to the greatest of a) the Prime Rate in effect on such day, b) the Federal Funds Effective Rate in effect on such day plus one half of one percent and c) the Adjusted LIBO Rate for a one month interest period on such day plus one percent, in any case not to be lower than two percent. During an event of default, the interest rate increases by two percent above the then current rate. In addition, the Company is subject to an additional margin based on the amount of the Company’s total outstanding borrowings relative to the total borrowing base. The Applicable Margin was revised under the Amended Credit Facility to range from 1.5 percent to 4.25 percent, depending on the then outstanding aggregate amount of borrowings.

Under the terms of the Amended Credit Facility, Teton is required to pay, quarterly, a commitment fee of 0.500% per annum. Loans made under the Amended Credit Facility are secured primarily by a first mortgage against the Company’s oil and gas assets and by a pledge of the equity of the Company’s subsidiaries and a guaranty by those same subsidiaries.

The Amended Credit Facility allows for permitted convertible debt in an aggregate outstanding principal amount not to exceed $25.5 million, which is the current amount outstanding under the Company's 10.75 percent Secured Convertible Debentures issued in June of 2008.

The Amended Credit Facility contains customary affirmative and negative covenants. Under the terms of the Amended Credit Facility, the Company shall, as soon as available but in any event within five business days after the end of each calendar month, provide the Administrative Agent a schedule and aging of the Company's accounts payable. The Collateral Covenant was amended to provide that the Company must maintain mortgages on its properties that represent at a minimum 95 percent of the total value of the oil and gas properties evaluated in its most recently completed Reserve Report after giving effect to exploration and production activities, aquisitions, dispositions and production. Furthermore, the Amended Credit Facility provides that the Company will not terminate any swap agreement, currently existing or hereafter arising, without the prior written consent of the Majority Lenders.

In connection with the Amended Credit Facility, the Company and the Administrative Agent entered into a Pledge and Security Agreement (the "Pledge Agreement") in order to induce the Lenders to continue to extend credit under the Credit Facility.

The Company, from time to time, enters into commodity hedge agreements to mitigate a portion of the potential exposure to adverse market changes in the prices of oil and natural gas, with JPMorgan Chase. There are no other material relationships between the Company or its affiliates and JPMorgan Chase or the lenders, other than in respect to the Amended Credit Facility.

The foregoing summaries of the terms of the Amended Credit Facility and the Pledge Agreement are qualified in their entirety by reference to the definitive transaction documents, copies of which are attached as exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed in the Company's Current Report on Form 8-K filed on April 28, 2009, the Company, and its wholly owned subsidiary, Teton Piceance, LLC, had entered into a Purchase and Sale Agreement ("PSA") with Puckett Land Company ("Puckett") for the sale of its 12.5 percent non-operated working interest position in the Piceance Basin for $10.3 million. On May 23, 2009, the PSA was terminated by notice from Puckett. The parties were unable to come to an agreement on the resolution of certain obligations of Teton in connection with the PSA.

The Company is currently evaluating its alternatives with respect to its interest in the Piceance Basin properties.

Prior to entering into the PSA, there was no material relationship between the Company or its affiliates and Puckett, other than in respect to the contemplated transaction or the PSA.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.
Not applicable.
(b) Pro Forma financial information.
Not applicable.
(c) Shell Company Transactions.
Not Applicable.
(d) Exhibits.

Exhibit No. Description

10.1 Second Amendment to Second Amended and Restated Credit Agreement dated as of May 21, 2009 among Teton Energy Corporation, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders to the Credit Agreement.

10.2 Pledge and Security Agreement dated as of May 21, 2009 between Teton Energy Corporation , as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders to the Credit Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teton Energy Corporation

May 27, 2009	By:	Lonnie R. Brock

Name: Lonnie R. Brock
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Second Amendment to Second Amended and Restated Credit Agreement dated as of May 21, 2009 among Teton Energy Corporation, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders to the Credit Agreement.
10.2	Pledge and Security Agreement dated as of May 21, 2009 between Teton Energy Corporation , as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders to the Credit Agreement.